BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street
New York, New York 10286

December 1, 2025

BNY Mellon Advantage Funds, Inc.

240 Greenwich Street
New York, New York 10286

Re: Fee Waiver – BNY Mellon Opportunistic Small Cap Fund

To Whom It May Concern:

Effective December 31, 2025, BNY Mellon Investment Adviser, Inc. ("BNYIA"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Opportunistic Small Cap Fund (the "Fund"), a series of BNY Mellon Advantage Funds, Inc. (the "Company"), as follows:

Until December 31, 2026, BNYIA will waive receipt of a portion of its management fee in the amount of .10% of the value of the Fund's average daily net assets. On or after December 31, 2026, BNYIA, may terminate this waiver agreement at any time.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Directors of the Fund and BNYIA to lower the net amounts shown and may only be terminated prior December 31, 2026, in the event of termination of the Management Agreement between BNYIA and the Company on behalf of the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Windels
                                                              James Windels

               Director

Accepted and Agreed To:

BNY Mellon ADVANTAGE FUNDS, INC.

By: /s/ Amanda Quinn

Amanda Quinn

Assistant Secretary